EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Chesapeake Corporation on Form S-8 (File Number 33-14927) of our report dated June 24, 2009, appearing in this Annual Report of Form 11-K of the Chesapeake Corporation Retirement and 401(k) Savings Plan for the year ended December 31, 2008.

/s/ Witt Mares, PLC

Richmond, Virginia
June 25, 2009